EXHIBIT 99.1

Media Contact: Stevi Wara
Diamond Resorts International®
Tel: 702.823.7069
media@diamondresorts.com

Investor Contact:     Joshua Hochberg
Sloane and Company
Tel: 212.486.9500
jhochberg@sloanepr.com

Diamond Resorts International, Inc. Reports Record Fourth Quarter 2015 Financial Results
Company Posts 10th Consecutive Quarter of Record Performance
Company to Explore Strategic Alternatives

February 24, 2016, Las Vegas, NV - Diamond Resorts International, Inc. (NYSE: DRII) (“Diamond”, “We” or the “Company”), today announced results for the fourth quarter and full year ended December 31, 2015.

David F. Palmer, President and Chief Executive Officer, stated, “We are pleased to report that Diamond Resorts delivered its 10th consecutive record quarter in the fourth quarter of 2015 and another record full year, posting a 13% increase in revenue, a 17% increase in Adjusted EBITDA to $374.1 million, and net income of $149.5 million. We generated significant cash for the year and used a substantial portion to repurchase shares and for strategic acquisitions.

As we near a billion dollars in annual revenues, our business continues to benefit from compelling hospitality-driven sales and marketing programs. This is evidenced by growth in tours, average transaction size and volume per guest in the quarter. Our focus on customer service has resulted in strong customer satisfaction and continued growth in the business. We are also pleased to have completed both the Intrawest Resort Club Group and Gold Key acquisitions, which add a compelling portfolio of additional resorts in attractive markets into our system. As we look ahead to 2016, we will continue to offer members incomparable hospitality and high quality resorts and are confident that we are well positioned to continue to post strong revenue, earnings and Free Cash Flow growth.

Even with our record financial performance, we believe there is a significant dislocation between the intrinsic value we have built in this business and the market value of our public equity. For this reason, our Board of Directors is initiating a process to explore and evaluate a wide range of strategic alternatives to unlock value for shareholders. The process will be led by a Committee of Independent Directors, which has retained Centerview Partners, LLC as its financial advisor. As we undertake this process, we will continue our focus on providing exceptional customer service and the execution of our growth initiatives.”

2015 Highlights

•	Total revenue for the fourth quarter increased $41.3 million, or 17.8%, to $273.6 million. For the full year, total revenue increased $109.5 million, or 13.0%, to $954.0 million.

•	Net income for the fourth quarter increased $27.8 million, or 127.4%, to $49.7 million. For the full year, net income increased $90.0 million, or 151.4%, to $149.5 million.

•
Pre-tax income for the fourth quarter, excluding non-cash stock based compensation, increased $38.9 million, or 90.1%, to $82.2 million. Pre-tax income for the full year, excluding non-cash stock based compensation, increased $140.7 million, or 111.8%, to $266.6 million.

•	For the full year, net cash provided by operations was $175.9 million, net cash used in investing activities was $203.7 million and net cash provided by financing activities was $63.8 million.

•	Free Cash Flow for the full year increased $47.2 million, or 19.7%, to $286.7 million.

•
Cash and Cash Equivalents at December 31, 2015 were $290.5 million. For the full year, $163.5 million was spent to repurchase 5.7 million shares of stock as part of the Company’s stock repurchase program. Since inception of the share repurchase program, $179.6 million has been spent to repurchase 6.4 million shares. As of December 31, 2015 there were 69.7 million shares outstanding.

•
Adjusted EBITDA increased $27.3 million, or 34.3%, to $106.7 million for the fourth quarter of 2015 from $79.4 million for the fourth quarter of 2014. Adjusted EBITDA increased $54.6 million, or 17.1%, to $374.1 million for the full year of 2015 from $319.5 million for the full year of 2014. Excluding the one-time charge related to the HMCS contract termination, Adjusted EBITDA for the full year would have increased $62.5 million, or 19.6% to $382.0 million.

•	On July 29, 2015, we completed a $170.0 million securitization of consumer receivables at an advance rate of 96.0% and a weighted average interest rate of 2.76%.

•
On October 16, 2015, we completed the acquisition of the vacation ownership business of Gold Key Resorts for $167.5 million. This added five vacation ownership resorts in Virginia Beach, VA and one in the Outer Banks, NC, bringing the Company’s global portfolio to a total of 99 managed resorts at that time.

•
On November 17, 2015, we completed a $180.0 million securitization of consumer receivables at an advance rate of 96.0% and a weighted average interest rate of 3.05%. This facility included a prefunding account of $33.6 million, which was fully utilized by December 31, 2015.

•
On December 3, 2015, we completed an amendment to increase our Senior Credit facility by $150.0 million. We received proceeds of approximately $147.0 million (net of original issue discount) under this facility, which was used to replace a substantial portion of the $167.5 million paid in cash for the Gold Key acquisition.

•
Subsequent to December 31, in January 2016, we completed the acquisition of the vacation ownership business of Intrawest Resort Club Group from Intrawest Resorts Holdings, Inc. for $85.0 million. This added nine vacation ownership resorts, bringing the Company’s global portfolio to a total of 109 managed resorts. The purchase included a portfolio of customer notes receivable which had an outstanding balance as of the purchase date of $26.9 million, of which 91% was less than 60 days past due.

Outlook

For the full year ending December 31, 2016, the Company is providing the following guidance for its expected operating results.

Guidance	Year Ending December 31, 2015
($ in thousands)	Low	High
Pre-tax income	$228,000	$265,000
Corporate interest expense	$42,000	$40,000
Vacation interests cost of sales(a)	$93,000	$83,000
Depreciation and amortization	$36,000	$34,000
Other non-cash items(b)	$31,000	$28,000

For the year ending December 31, 2016, we anticipate capital expenditures(c) to be between $35.0 million and $40.0 million. In addition, we anticipate ordinary course cash expenditures for the acquisition of inventory to be between $60.0 million and $70.0 million, cash tax payments to be between $20.0 million and $30.0 million, and cash interest payments on corporate facilities to be between $30.0 million and $35.0 million.

In addition, consistent with our capital allocation philosophy, we anticipate investing approximately $29.0 million of our cash to build inventory to support future growth in our VOI sales and hospitality management businesses.

(a)
In accordance with ASC 978, the Company records Vacation Interests cost of sales using the relative sales value method (see Note 2 - Summary of Significant Accounting Policies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014). This method requires the Company to make a number of projections and estimates, which are subject to significant uncertainty and retroactive adjustment in future periods. These "true-up" adjustments may result, and for the Company have resulted in prior periods, in major swings (both positive and negative) in the Company's pre-tax income computed in accordance with U.S. GAAP that do not have a direct correlation to the operating performance for the periods in which the "true-ups" are made. It is difficult to predict with any degree of precision what the projections and estimates used in connection with the relative sales value method will be and what impact those projections and estimates will have on the amount recorded in future periods as Vacation Interests cost of sales. As a result, guidance for Vacation Interests cost of sales (and as a result, pre-tax income) covers a wide range of outcomes and does not impact Adjusted EBITDA.

(b)	Other non-cash items include: stock based compensation, amortization of loan origination costs, and amortization of net portfolio discounts and premiums.

(c)
Principally for IT infrastructure and expansion/refurbishment of our sales centers. This does not include expenditures for the acquisition of inventory, or resort-level capital improvements which are paid by the homeowners associations.

Fourth Quarter Earnings Summary

Hospitality and Management Services
Total management and member services revenue increased $3.8 million, or 10.5%, to $40.8 million for the fourth quarter of 2015 from $37.0 million for the fourth quarter of 2014. Management fees increased principally as a result of increases in operating costs at the resort level, which generated higher management fee revenue on a same-store basis from 107 cost-plus management agreements; we also generated incremental management fee revenue from the five cost-plus management agreements acquired in the Gold Key acquisition. In addition, effective January 1, 2015, the Company deconsolidated the operations of the two managed resorts in St. Maarten; thus removing those resorts’ revenues and expenses from our consolidated resort operations revenue and expense, respectively, while recognizing the management fee revenue earned in this line item.
Management and member services expense in our Hospitality and Management Services segment decreased $0.8 million, or 8.4%, to $9.0 million for the fourth quarter of 2015 from $9.8 million for the fourth quarter of 2014. For the fourth quarter of 2015 and 2014, management and member services expense included non-cash stock-based compensation charges of $0.4 million and $0.3 million, respectively. Excluding these non-cash items, management and member services expense would have been $8.6 million for the fourth quarter of 2015 and $9.5 million for the fourth quarter of 2014, a decrease of 9.3%. Including these non-cash items, management and member services expense as a percentage of management and member services revenue decreased to 22.0% compared to 26.5%, resulting from the increase in management and members services revenue discussed above as well as efficiencies gained in connection with bringing a previously outsourced call center to an in-house operated facility.

Vacation Interests Sales and Financing
Vacation Interests sales, net increased $33.3 million, or 21.8%, to $186.2 million for the fourth quarter of 2015 from $152.9 million for the fourth quarter of 2014. The increase in Vacation Interests sales, net was attributable to a $41.0 million increase in Vacation Interests sales revenue, partially offset by a $7.7 million increase in our provision for uncollectible Vacation Interests sales revenue. The $41.0 million increase in Vacation Interests sales revenue was generated principally by sales growth on a same-store basis from 48 sales centers in operation throughout 2015; the addition of five sales centers from the Gold Key acquisition did not have a material impact on sales revenue for the fourth quarter of 2015 as they were acquired in late October 2015 and the remainder of the year is traditionally a lower sales season in Virginia Beach. The increase in Vacation Interests sales revenue was primarily attributable to an increase in our volume per guest ("VPG," which represents Vacation Interests sales revenue divided by the number of tours). VPG increased by $252, or 7.9%, to $3,451 from $3,199, as a result of a higher average sales price per transaction, offset by a slightly lower closing percentage (which represents the percentage of VOI sales transactions closed relative to the total number of tours at our sales centers during the period presented). The number of tours increased to 64,010 from 54,969 due primarily to the expansion of our lead-generation and marketing programs. Our closing percentage decreased slightly to 15.2% from 15.4% for the fourth quarter of 2014. Our VOI sales transactions increased by 1,227, or 14.4%, to 9,719 compared to 8,492, and VOI average sales price per transaction increased $2,027, or 9.8%, to $22,732 from $20,705. The increases in average sales price per transaction and VPG are due principally to the continued focus on moving customer transactions towards our global one-week equivalent sales price of approximately $26,000 and the success of our hospitality-driven sales and marketing initiatives, which are based upon the power of vacations for happier and healthier living.

Provision for uncollectible Vacation Interests sales revenue increased $7.7 million to $24.8 million during the fourth quarter of 2015 from $17.1 million during the fourth quarter in 2014. This increase is primarily due to higher gross Vacation Interests sales. In addition, the increase is a result of a higher percentage of financed sales and a change of certain portfolio statistics during the quarter.

As reflected on our balance sheet, the allowance for Vacation Interests notes receivable as a percentage of gross Vacation Interests notes receivable was 21.5% as of December 31, 2015 and 2014. The weighted average FICO score of loans written during 2015 and 2014 were 754 and 755, respectively.

Advertising, sales and marketing expense for the fourth quarter of 2015 and 2014 included non-cash charges of $0.7 million and $0.4 million, respectively, related to stock-based compensation. Excluding these charges, advertising, sales and marketing expense as a percentage of Vacation Interests sales revenue decreased 0.4 percentage points to 48.1% from 48.5%. This improvement was primarily due to improved leverage of fixed costs through increased sales efficiencies. Including the non-cash charges, advertising, sales and marketing expense as a percentage of Vacation Interests sales revenue was 48.4% compared to 48.8%.

Vacation Interests cost of sales decreased $15.5 million, or 82.9%, to $3.2 million for the fourth quarter of 2015 from $18.7 million for the fourth quarter of 2014. This decrease primarily resulted from changes in estimates under the relative sales value method including increases in the average selling price per point and a larger pool of low-cost inventory becoming eligible for capitalization in accordance with our Inventory Recovery and Assignment Agreements (“IRAA”) and other inventory recovery agreements during the quarter ended December 31, 2015 as compared to the quarter ended December 31, 2014. The decrease was partially offset by a $4.4 million increase in cost of sales related to an increase in Vacation Interests sales revenue and the $3.4 million impact of the Gold Key acquisition in October 2015 on the relative sales value calculation. Vacation Interests cost of sales as a percentage of Vacation Interests sales, net decreased to 1.7% for the quarter ended December 31, 2015 from 12.2% for the quarter ended December 31, 2014.

General and Administrative Expense

General and administrative expense of $28.3 million and $28.8 million for the fourth quarter of 2015 and 2014 included $1.5 million and $3.2 million of non-cash stock-based compensation charges in the fourth quarter of 2015 and 2014, respectively. Excluding these charges, general and administrative expense as a percentage of total revenue decreased 1.2 percentage points to 9.8% in 2015 from 11.0% in 2014. The reduction of general and administrative expense as a percentage of total revenue reflects the improved leverage of fixed costs over a higher revenue base. Including these charges, general and administrative expense as a percentage of total revenue was 10.4% in 2015 as compared to 12.4% in 2014.

Pre-tax Income and Net Income

Pre-tax income for the fourth quarter of 2015 was $79.5 million compared to $39.2 million in the fourth quarter of 2014 and included non-cash charges of $2.7 million and $4.0 million, respectively, related to stock-based compensation. Excluding these amounts, pre-tax income in 2015 would have been $82.2 million, an increase of $38.9 million from $43.3 million in 2014.

Net income for the fourth quarter in 2015 and 2014 were inclusive of the non-cash item discussed above. Net income increased $27.8 million to $49.7 million during the period for 2015 from $21.9 million in 2014.

Capital Resources and Liquidity

Based on a review of the components of cash in escrow and restricted cash, the Company concluded that the majority of the rental trust cash accounts, previously classified as cash in escrow and restricted cash, ultimately belong to the Company and are available for general corporate use. Accordingly, these monies were reclassified as cash and cash equivalents. After giving effect to this change, cash and cash equivalents as of September 30, 2015 were $340.1 million. As of December 31, 2015, the Company had cash and cash equivalents of $290.5 million representing a net increase of $35.5 million from $255.0 million as of December 31, 2014. Prior period amounts have been reclassified to be consistent with the current period presentation. Corporate indebtedness as of December 31, 2015 was $574.7 million.

During the years ended December 31, 2015 and 2014, we used cash of $80.3 million and $44.4 million, respectively, for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal, title and trust fees and for the construction of VOI inventory. Of these total cash amounts, $18.2 million and $1.3 million during the year ended December 31, 2015 and 2014, respectively, were used for the construction of VOI inventory, primarily related to construction of additional units at our Cabo Azul resort.

Net cash provided by operating activities for the year ended December 31, 2015 was $175.9 million and was primarily the result of net income of $149.5 million and non-cash revenues and expenses totaling $195.7 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $169.3 million which primarily includes decreases from Vacation Interests notes receivable, unsold vacation interests and deferred revenues, partially offset by increases in other receivables, net, prepaid expenses and other assets, accrued liabilities, as well as changes in other working capital assets and liabilities. The significant non-cash revenues and expenses included (i) $80.8 million in the provision for uncollectible Vacation Interests sales revenue; (ii) $45.2 million in deferred income taxes, primarily related to current favorable tax law regarding recognition of income from financed Vacation Interests sales and the utilization of our NOLs; (iii) $34.5 million in depreciation and amortization; (iv) $14.9 million in stock-based compensation expense; (v) $12.7 million in amortization of capitalized loan origination costs and portfolio discounts (net of premiums); (vi) $6.2 million in amortization of capitalized financing costs and original issue discounts; and (vii) $1.2 million in loss on foreign currency exchange. Net cash provided by operating activities for the year ended December 31, 2014 was $121.3 million and was the result of net income of $59.5 million and non-cash revenues and expenses totaling $191.2 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $129.4 million which primarily includes decreases from Vacation Interests notes receivable, other receivables, prepaid expenses and other assets, partially offset by increases in unsold vacation interests, deferred revenues and accrued liabilities, as well as changes in other working capital assets and liabilities.

Net cash used in investing activities for the year ended December 31, 2015 was $203.7 million, consisting of (i) $167.4 million used to purchase assets in connection with the Gold Key acquisition (net of cash acquired); (ii) $25.8 million, net of asset sales used to acquire property and equipment, primarily associated with information technology related projects and equipment and renovation projects at certain sales centers; (iii) $9.0 million used to acquire intangible assets related to the HM&C transaction in January 2015; and (iv) $1.5 million related to the investment in the joint venture in Asia. Net cash used in investing activities for the year ended December 31, 2014 was $17.1 million, consisting primarily of cash used to purchase property and equipment.

Net cash provided by financing activities for the year ended December 31, 2015 was $63.8 million, consisting primarily of (i) $649.2 million in proceeds from the issuance of securitization notes and funding facilities; (ii) $147.0 million in net proceeds from additional borrowings under the existing senior credit facility; (iii) $2.9 million in proceeds from the exercise of stock options; and (iv) $0.9 million in excess tax benefits from stock-based compensation; offset by (a) $515.7 million of payments on securitization notes and funding facilities; (b) $163.5 million for the repurchase of our stock; (c) $18.1 million for repayments on Senior Credit Facility; (d) $13.8 million in changes in cash in escrow and restricted cash; (e) $13.0 million in repayments on notes payable; and (f) $11.7 million in payments for debt issuance costs. During the year ended December 31, 2014, net cash provided by financing activities was $104.9 million, consisting primarily of (i) $466.3 million in proceeds from the issuance of debt under our securitization notes and funding facilities; (ii) $442.8 million in proceeds from the term loan portion of the Senior Credit Facility; (iii) a $9.4 million decrease in cash in escrow and restricted cash; (iv) $3.4 million in proceeds from the exercise of stock options; and (v) $1.1 million from the issuance of notes payable. These amounts were offset in part by cash used in financing activities consisting of (a) $404.7 million in connection with the redemption of our Senior Secured Notes (including $30.2 million of redemption premium paid in cash using proceeds from the Senior Credit Facility); (b) $348.5 million in repayments on our securitization notes and funding facilities; (c) $30.7 million in repayments on notes payable; (d) $16.1 million for the repurchase of our common stock; (e) $15.9 million of debt issuance costs; and (f) $2.2 million in repayments on the term loan portion of the Senior Credit Facility.

Business Interruption Insurance Recovery

The Company received $2.4 million during the fourth quarter, and $6.0 million during the year, from its insurance carrier under its business interruption insurance policy related to lost profits during the period that the Cabo Azul Resort remained closed as a result of the damage suffered in Hurricane Odile in September 2014. These cash receipts are recorded as other revenue in the Company's consolidating statements of operations in the periods they are received.

Stock Repurchase Program

In October 2014, we announced a plan to repurchase up to $100.0 million of our common stock. In July 2015, the Board of Directors of the Company authorized the expenditure of up to an additional $100.0 million for the repurchase of the Company’s common stock. During the fourth quarter of 2015, we used cash of $81.5 million (including commissions paid) to repurchase shares of our common stock. Since inception, we have spent $179.6 million (including commissions paid) to repurchase 6.4 million shares. As of December 31, 2015, there was approximately $20.5 million available under the plan for additional share repurchases.

Gold Key Acquisition

On October 16, 2015, the Company completed its acquisition of substantially all of the assets of Ocean Beach Club, LLC, Gold Key Resorts, LLC, Professional Hospitality Resources, Inc., Vacation Rentals, LLC and Resort Promotions, Inc. (collectively, the “Gold Key Companies”) relating to their operation of their vacation ownership business in Virginia Beach, Virginia and the Outer Banks, North Carolina. The Company acquired management contracts, real property interests, unsold vacation ownership interests and other assets of the Gold Key Companies, adding six additional managed resorts to the Company’s resort network, in exchange for an aggregate purchase price of approximately $167.5 million plus the assumption of certain liabilities. Additionally, $6.2 million was deposited into an escrow account in connection with required buyouts, upgrade fees and defaulted inventory purchases related to pre-closing Gold Key consumer receivables retained by the seller, and is treated as restricted cash.

We used cash from our balance sheet to complete the Gold Key acquisition. As discussed immediately below, on December 3, 2015, we amended our Senior Credit Facility, which among other things, provided additional net proceeds of $147.0 million that replaced a substantial portion of the cash that was used in the purchase.

Senior Secured Credit Facility Amendment

On December 3, 2015, the Company completed its second amendment of the Senior Secured Credit Facility. The Second Amendment provides for a $150 million incremental term loan made as part of the Company’s senior secured credit facility, which had an outstanding balance of approximately $425 million prior to additional borrowing. The Company received approximately $147 million in proceeds on the closing which was issued with 2.0% original issue discount and bears the same maturity date of May 9, 2021 and interest rate as the term loan in the existing senior credit facility. That interest rate, at Diamond Resorts’ option, is LIBOR plus 450 basis points, with a one percent floor, or an alternate base rate plus 350 basis points.

In addition, the Second Amendment modified the Excess Cash Flow sweep provisions. Based on this modification, the Company does not anticipate needing to make an Excess Cash Flow sweep payment under this facility in 2016.

Intrawest Resort Club Group Acquisition

On January 29, 2016, the Company completed its acquisition of Intrawest Resort Club Group from Intrawest Resorts Holdings, Inc. The Company acquired management contracts, the then-current balance of notes receivable, unsold vacation ownership interests and four acres of unused land, adding nine additional managed resorts to the Company’s resort network, in exchange for an aggregate purchase price of approximately $85.0 million.

We used cash from our balance sheet to complete the Intrawest Resort Club Group purchase.

Exploration of Strategic Alternatives

The Board of Directors announced today that it has formed a Committee of Independent Directors to explore strategic alternatives to maximize shareholder value. The Committee has retained Centerview Partners LLC as its financial advisor.

There is no assurance that this exploration will result in any strategic alternatives being announced or consummated. The Company does not intend to discuss or disclose further developments during this process unless and until the Board has approved a specific action or otherwise determined that further disclosure is appropriate.

Fourth Quarter 2015 Earnings Call

The company will be conducting a conference call to discuss the fourth quarter financial results at 5:00 p.m. Eastern Time on February 24, 2016, available via webcast on the Company's website at http://investors.diamondresorts.com. A webcast replay will become available within 2 hours of the call and will run for approximately one year on the Company’s website. Alternatively, participants may call into (888) 753-4238 from the United States, or (706) 643-3355 from outside the U.S. with conference ID 44866691; please dial in fifteen minutes early to ensure a timely start.

Cautionary Notes Regarding Forward-Looking Statements

This press release contains forward-looking statements, including the guidance for expected operating results presented under “Outlook” above, statements related to the Company’s exploration of strategic alternatives (including, without limitation such statements under “Exploration of Strategic Alternatives” above) and other statements regarding the Company’s current expectations, prospects and opportunities. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental or travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company’s ability to integrate operations and personnel associated with its strategic acquisitions and any related increases in expenses and disruption of the Company’s ongoing business; the Company's ability to maintain an optimal inventory of vacation ownership interests for sale overall, as well as in specific Collections (including by building or acquiring new inventory in reliance upon arrangements with third-party financial sponsors); the market price of the Company's stock prevailing from time to time; alternative uses of cash and investment opportunities pursued by the Company from time to time; the Company’s compliance with the financial and other covenants contained in the credit agreement with respect to the Company’s senior secured credit facility; the Company's ability to sell, securitize or borrow against its consumer loans; decreased demand from prospective purchasers of Vacation Interests; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; the Company's ability to successfully implement its growth strategy; and the Company's ability to compete effectively. With respect to the Company’s exploration of strategic alternatives, there is no assurance that the process will result in any transaction or other action by the Company, that any transaction or other action will be consummated, or that any transaction or other action will maximize stockholder value. Potential risks and uncertainties related to strategic alternatives include, among others, the impact of the announcement of the exploration of strategic alternatives on the Company's business, its financial and operating results and its employees, suppliers and customers (in particular, HOAs and prospective purchasers of vacation ownership interests); factors affecting the feasibility and timing of any transaction or other action, including, without limitation, required third-party consents and regulatory approvals; the ability to identify and close any transaction; and risks related to realization of the expected benefits of any transaction or other action to the Company and its stockholders. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

About Diamond Resorts International®

Diamond Resorts International® (NYSE: DRII), with its network of more than 375 vacation destinations located in 35 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australasia and Africa, provides guests with choice and flexibility to let them create their dream vacation, whether they are traveling an hour away or around the world. Our relaxing vacations have the power to give guests an increased sense of happiness and satisfaction in their lives, while feeling healthier and more fulfilled in their relationships, by enjoying memorable and meaningful experiences that let them Stay Vacationed.™

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations for Life® at over 375 managed and affiliated properties and cruise itineraries.

Reconciliation of GAAP to Non-GAAP Measures

We believe supplementing our consolidated financial statements presented in accordance with U.S. GAAP with non-U.S. GAAP measures provides investors with useful information regarding our liquidity and short-term and long-term trends.

We define Adjusted EBITDA as our net income, plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interests cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; (ix) amortization of net portfolio premiums; and (x) stock-based compensation; less (a) gain on the disposal of assets; (b) gain on bargain purchase from business combination; and (c) amortization of net portfolio discounts. Adjusted EBITDA is a non-U.S. GAAP financial measure and should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP. Additional information regarding our calculation of Adjusted EBITDA is provided below.

We present Adjusted EBITDA primarily because the Senior Credit Facility Agreement includes covenants which are determined by reference to the Adjusted EBITDA of the Company and its “restricted subsidiaries,” and other of our debt-related agreements include covenants that are determined by reference to measures calculated in a manner similar to the calculation of Adjusted EBITDA. As a result, we believe that supplementing our consolidated financial statements presented in accordance with U.S. GAAP with this non-U.S. GAAP measure provides investors with useful information with respect to our liquidity. As of December 31, 2015, all of our subsidiaries were designated as restricted subsidiaries, as defined in the Senior Credit Facility Agreement.
In addition to its application under the Senior Credit Facility Agreement, our management uses Adjusted EBITDA: (i) for planning purposes, including the preparation of our annual operating budget; (ii) to allocate resources to enhance the financial performance of our business; (iii) to evaluate the effectiveness of our business strategies; and (iv) as a factor for determining compensation for certain personnel.

We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, including:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced, and Adjusted EBITDA does not reflect any cash requirements for these replacements;

•
we make expenditures to replenish Vacation Interests inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), and Adjusted EBITDA does not reflect our cash requirements for these expenditures or certain costs of carrying such inventory (which are capitalized); and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

In this release, we present Adjusted EBITDA excluding the one-time cash charge related to the termination of certain contractual relationships with our Chairman, Stephen J. Cloobeck and the one-time benefit related to the contract renegotiation with Interval International in April 2014 because management excludes these items from its forecasts and evaluation of our operational performance and because we believe that Adjusted EBITDA including these items is not indicative of our core cash flows or operating results.

The following tables present Adjusted EBITDA, excluding the one-time charge related to the contract termination and the one-time benefit related to the contract renegotiation reconciled to each of (i) our net cash provided by operating activities and (ii) our net income for the periods presented. These tables further reconcile to Free Cash Flow for the periods presented.

We define Free Cash Flow as our Adjusted EBITDA, less: (i) cash interest paid on corporate indebtedness; (ii) impact of receivables financing; (iii) cash spent for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal and title and trust fees; (iv) cash spent for corporate capital expenditures; and (v) other changes in net working capital. In arriving at Free Cash Flow, we also adjust for certain net changes in working capital.

We believe that Free Cash Flow is an important measure of our operating performance and, more specifically, that our presentation of Free Cash Flow provides useful information regarding our generation of cash from our operations and our ability to execute our business and growth strategies (including potential strategic transactions) from a financial perspective.
We also anticipate that Free Cash Flow will be incorporated into the factors used to determine compensation for certain of our employees.

	(In thousands)
	(Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$42,387	$42,597	$175,894	$121,314
Provision for income taxes	29,776	17,374	102,170	50,234
Provision for uncollectible Vacation Interests sales revenue(a)	(24,765)	(17,079)	(80,772)	(57,202)
Amortization of capitalized financing costs and original issue discounts(a)	(1,772)	(1,258)	(6,233)	(5,337)
Deferred income taxes(b)	(12,833)	6,037	(45,224)	(24,424)
Loss on foreign currency(c)	(554)	(264)	(1,210)	(362)
Gain on Vacation Interests notes receivable purchase(a)	103	102	515	621
Unrealized gain (loss) on derivative instruments(d)	138	181	(462)	—
Unrealized loss on post-retirement benefit plan(e)	—	(43)	—	(171)
Loss on investment in joint venture(a)	(122)	—	(122)	—
Corporate interest expense(f)	8,644	7,369	31,581	41,871
Change in operating assets and liabilities excluding acquisitions(g)	62,487	5,747	169,278	129,449
Vacation Interests cost of sales(h)	3,186	18,659	28,721	63,499
Adjusted EBITDA - Consolidated	106,675	79,422	374,136	319,492
One-time charge related to the contract termination(i)	—	—	7,830	—
One-time benefit related to the contract renegotiation(j)	—	—	—	(1,780)
Adjusted EBITDA excluding the one-time charge related to the contract termination and one-time benefit related to the contract renegotiation	106,675	79,422	381,966	317,712
Add: One-time benefit related to the contract renegotiation(j)	—	—	—	1,780
Cash interest paid on corporate indebtedness(k)	(6,719)	(6,331)	(24,954)	(55,208)
Impact of receivables financing(l)	(27,638)	6,018	(13,911)	26,415
Cash spent on inventory purchases(m)	(17,612)	(5,090)	(62,078)	(44,357)
Cash spent on corporate capital expenditures(n)	(7,842)	(4,048)	(26,325)	(17,950)
Other changes in working capital, net(o)	13,586	7,889	32,036	11,171
Free Cash Flow	$60,450	$77,860	$286,734	$239,563
Common shares outstanding - as of the respective year end	69,706	75,089	69,706	75,089

(a)	Represents non-cash charge or gain.

(b)
Represents the deferred income tax liability as a result of the provision for income taxes recorded and the difference between the treatment for financial reporting purposes as compared to income tax return purposes.

(c)
Represents net realized loss on foreign exchange transactions settled at unfavorable exchange rates and unrealized net loss resulting from the devaluation of foreign currency-denominated assets and liabilities.

(d)	Represents the effects of the changes in mark-to-market valuations of derivative assets and liabilities.

(e)
Represents unrealized loss on our post-retirement benefit plan related to a collective labor agreement entered into with the employees of our two resorts in St. Maarten; this plan was deconsolidated during the quarter ended September 30, 2015.

(f)
Represents corporate interest expense; does not include interest expense related to non-recourse indebtedness incurred by our special-purpose subsidiaries that is secured by our VOI consumer loans and is included in Adjusted EBITDA.

(g)
Represents the net change in operating assets and liabilities excluding acquisitions, as computed directly from the statements of cash flows. Vacation Interests cost of sales is included in the net changes in unsold Vacation Interests, net, as presented in the statements of cash flows.

(h)
We record Vacation Interests cost of sales using the relative sales value method in accordance with ASC 978, "Real-estate Time-Sharing Activities," which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(i)	Represents a one-time cash charge related to the termination of certain contractual relationships with our Chairman, Stephen J. Cloobeck.

(j)	Represents a one-time benefit related to the contract renegotiation with Interval International in April 2014.

(k)	Represents cash interest paid on corporate indebtedness.

(l)
Represents the net impact of all receivables-backed financing activities, including securitization and funding facilities collection and reserve cash, Vacation Interests notes receivable, provision for uncollectible Vacation Interests sales revenue and proceeds from issuance of securitization notes and funding facilities, net of payments made on securitization notes and funding facilities.

(m)
Represents cash spent on (i) acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases; and (ii) capitalized legal, title and trust fees.

(n)	Represents cash spent on property and equipment capital expenditure, primarily related to information technology related projects and equipment and renovation projects at certain sales centers.

(o)	Represents net changes in other working capital items not specifically mentioned above. Working capital items are primarily timing differences and may vary significantly from period to period.

	(In thousands)
	(Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income	$49,736	$21,874	$149,478	$59,457
Plus: Corporate interest expense(a)	8,644	7,369	31,581	41,871
Provision for income taxes	29,776	17,374	102,170	50,234
Depreciation and amortization(b)	9,394	7,928	34,521	32,529
Vacation Interests cost of sales(c)	3,186	18,659	28,721	63,499
Loss on extinguishment of debt(d)	—	—	—	46,807
Impairments and other non-cash write-offs(b)	—	187	12	240
Loss (gain) on disposal of assets(b)	49	(336)	(8)	(265)
Amortization of loan origination costs(b)	3,174	2,338	12,635	8,929
Amortization of net portfolio premiums (discount)(b)	22	25	78	(11)
Stock-based compensation(e)	2,694	4,004	14,948	16,202
Adjusted EBITDA - Consolidated	106,675	79,422	374,136	319,492
One-time charge related to the contract termination(f)	—	—	7,830	—
One-time benefit related to the contract renegotiation (g)	—	—	—	(1,780)
Adjusted EBITDA excluding the one-time charge related to the contract termination and the one-time benefit related to the contract renegotiation	106,675	79,422	381,966	317,712
Add: One-time benefit related to the contract renegotiation (g)	—	—	—	1,780
Cash interest paid on corporate indebtedness(h)	(6,719)	(6,331)	(24,954)	(55,208)
Impact of receivables financing(i)	(27,638)	6,018	(13,911)	26,415
Cash spent on inventory purchases(j)	(17,612)	(5,090)	(62,078)	(44,357)
Cash spent on corporate capital expenditures(k)	(7,842)	(4,048)	(26,325)	(17,950)
Other changes in working capital, net(l)	13,586	7,889	32,036	11,171
Free Cash Flow	$60,450	$77,860	$286,734	$239,563
Common shares outstanding - as of the respective year end	69,706	75,089	69,706	75,089

(a)	Corporate interest expense does not include interest expense related to non-recourse indebtedness incurred by our special-purpose vehicles that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/gains.

(c)
We record Vacation Interests cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(d)
For the year ended December 31, 2014, represents (i) $30.2 million of redemption premium paid on June 9, 2014 in connection with the redemption of the outstanding Senior Secured Notes using proceeds from the term loan portion of the

Senior Credit Facility and (ii) $16.6 million of unamortized debt issuance costs and debt discount written off upon the extinguishment of the Senior Secured Notes and certain other indebtedness.

(e)	Represents the non-cash charge related to stock-based compensation expense.

(f)	Represents a one-time cash charge related to the termination of certain contractual relationships with our Chairman, Stephen J. Cloobeck.

(g)	Represents a one-time benefit related to the contract renegotiation with Interval International in April 2014.

(h)	Represents cash interest paid on corporate indebtedness.

(i)
Represents the net impact of all receivables-backed financing activities, including securitization and funding facilities collection and reserve cash, Vacation Interests notes receivable, provision for uncollectible Vacation Interests sales revenue and proceeds from issuance of securitization notes and funding facilities, net of payments made on securitization notes and funding facilities.

(j)
Represents cash spent on (i) acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases; and (ii) capitalized legal, title and trust fees.

(k)	Represents cash spent on property and equipment capital expenditure, primarily related to information technology related projects and equipment and renovation projects at certain sales centers.

(l)	Represents net changes in other working capital items not specifically mentioned above. Working capital items are primarily timing differences and may vary significantly from period to period.

The following tables present a reconciliation of (i) management and member services expense as reported to management and member services expense, excluding non-cash stock-based compensation and including one-time non-cash benefit related to the contract renegotiation with Interval International; (ii) advertising, sales and marketing expense as reported to advertising, sales and marketing expense, excluding non-cash stock-based compensation; (iii) general and administrative expense as reported to general and administrative expense, excluding non-cash stock-based compensation and the one-time cash charge related to the contract termination referenced above; and (iv) income before provision for income taxes to income before provision for income taxes, excluding non-cash stock-based compensation, cash and non-cash charges from early extinguishment of debt, the one-time cash charge related to the contract termination and the one-time non-cash benefit related to the contract renegotiation with Interval International. We exclude these non-cash and one-time items because management excludes them from its forecasts and evaluation of our operational performance and because we believe that the U.S. GAAP measures including these items are not indicative of our core operating results.

	($ in thousands)
	(Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Management and member services expenses	$8,983	$9,807	$34,293	$33,184
Less: Stock-based compensation	(356)	(299)	(1,307)	(1,613)
Plus: One-time benefit related to the contract renegotiation	—	—	—	1,780
Management and member services expenses after excluding stock-based compensation and one-time benefit related to the contract renegotiation	$8,627	$9,508	$32,986	$33,351

	($ in thousands)
	(Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Advertising, sales and marketing expense	$102,144	$82,905	$350,411	$297,095
Less: Stock-based compensation	(695)	(394)	(2,440)	(2,198)
Advertising, sales and marketing expense after excluding stock-based compensation	$101,449	$82,511	$347,971	$294,897

	($ in thousands)
	(Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
General and administrative expense	$28,342	$28,790	$112,501	$102,993
Less: Stock-based compensation	(1,473)	(3,171)	(10,596)	(11,701)
Less: One-time cash charge related to the contract termination	—	—	(7,830)	—
General and administrative expense after excluding stock-based compensation and one-time cash charge related to the contract termination	$26,869	$25,619	$94,075	$91,292

	($ in thousands)
	(Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Income before provision for income taxes	$79,512	$39,248	$251,648	$109,691
Stock-based compensation	2,694	4,004	14,948	16,202
Non-cash charge related to early extinguishment of debt	—	—	—	16,564
One-time cash charge related to early extinguishment of debt	—	—	—	30,243
One-time cash charge related to the contract termination	—	—	7,830	—
One-time benefit related to the contract renegotiation	—	—	—	(1,780)
Income before provision for income taxes after excluding stock-based compensation, non-cash and one-time cash charges related to early extinguishment of debt, one-time cash charge related to the contract termination and a one-time non-cash benefit related to the Interval International contract renegotiation	$82,206	$43,252	$274,426	$170,920

To properly and prudently evaluate our business, we encourage you to review our U.S. GAAP consolidated financial statements included in this press release, and not to rely on any single financial measure to evaluate our business. The non-U.S. GAAP financial measures included in this press release should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP.

Segment Reporting

The Company presents its results of operations in two segments: (i) Hospitality and Management Services, which includes operations related to the management of resort properties and the Diamond Collections, revenue from its operations of the Clubs and the provision of other services; and (ii) Vacation Interests Sales and Financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of income and comprehensive income fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items (principally corporate interest expense, depreciation and amortization and provision for income taxes) are not, in management's view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because, historically, management has not allocated these expenses for purposes of evaluating the Company's different operational divisions. Accordingly, these expenses are presented under Corporate and Other.

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF INCOME BY BUSINESS SEGMENT
For the Quarters Ended December 31, 2015 and 2014
(In thousands)
(Unaudited)

	Quarter Ended December 31, 2015				Quarter Ended December 31, 2014
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$40,844	$—	$—	$40,844	$36,963	$—	$—	$36,963
Consolidated resort operations	4,018	—	—	4,018	9,581	—	—	9,581
Vacation Interests sales, net of provision of $0, $24,765,$0, $24,765, $0, $17,079, $0 and $17,079, respectively	—	186,228	—	186,228	—	152,924	—	152,924
Interest	—	22,294	304	22,598	—	19,050	338	19,388
Other	1,114	18,827	—	19,941	1,339	12,167	—	13,506
Total revenues	45,976	227,349	304	273,629	47,883	184,141	338	232,362
Costs and Expenses:
Management and member services	8,983	—	—	8,983	9,807	—	—	9,807
Consolidated resort operations	3,421	—	—	3,421	9,747	—	—	9,747
Vacation Interests cost of sales	—	3,186	—	3,186	—	18,659	—	18,659
Advertising, sales and marketing	—	102,144	—	102,144	—	82,905	—	82,905
Vacation Interests carrying cost, net	—	12,500	—	12,500	—	15,729	—	15,729
Loan portfolio	379	4,267	—	4,646	408	2,154	—	2,562
Other operating	—	8,173	—	8,173	—	5,485	—	5,485
General and administrative	—	—	28,342	28,342	—	—	28,790	28,790
Depreciation and amortization	—	—	9,394	9,394	—	—	7,928	7,928
Interest expense	—	4,635	8,644	13,279	—	4,282	7,369	11,651
Impairments and other write-offs	—	—	—	—	—	—	187	187
Loss (gain) on disposal of assets	—	—	49	49	—	—	(336)	(336)
Total costs and expenses	12,783	134,905	46,429	194,117	19,962	129,214	43,938	193,114
Income (loss) before provision for income taxes	33,193	92,444	(46,125)	79,512	27,921	54,927	(43,600)	39,248
Provision for income taxes	—	—	29,776	29,776	—	—	17,374	17,374
Net income	$33,193	$92,444	$(75,901)	$49,736	$27,921	$54,927	$(60,974)	$21,874

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF INCOME BY BUSINESS SEGMENT
For the Years Ended December 31, 2015 and 2014
(In thousands)
(Unaudited)

	Year ended December 31, 2015				Year ended December 31, 2014
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$165,169	$—	$—	$165,169	$152,201	$—	$—	$152,201
Consolidated resort operations	15,356	—	—	15,356	38,406	—	—	38,406
Vacation Interests sales, net of provision of $0, $80,772 $0, $80,772, $0, $57,202, $0 and $57,202, respectively	—	624,283	—	624,283	—	532,006	—	532,006
Interest	—	78,989	1,330	80,319	—	66,849	1,549	68,398
Other	7,222	61,691	—	68,913	8,691	44,864	—	53,555
Total revenues	187,747	764,963	1,330	954,040	199,298	643,719	1,549	844,566
Costs and Expenses:
Management and member services	34,293	—	—	34,293	33,184	—	—	33,184
Consolidated resort operations	14,535	—	—	14,535	35,409	—	—	35,409
Vacation Interests cost of sales	—	28,721	—	28,721	—	63,499	—	63,499
Advertising, sales and marketing	—	350,411	—	350,411	—	297,095	—	297,095
Vacation Interests carrying cost, net	—	39,671	—	39,671	—	35,495	—	35,495
Loan portfolio	1,410	9,478	—	10,888	1,303	7,508	—	8,811
Other operating	—	28,371	—	28,371	—	22,135	—	22,135
General and administrative	—	—	112,501	112,501	—	—	102,993	102,993
Depreciation and amortization	—	—	34,521	34,521	—	—	32,529	32,529
Interest expense	—	16,895	31,581	48,476	—	15,072	41,871	56,943
Loss on extinguishment of debt	—	—	—	—	—	—	46,807	46,807
Impairments and other write-offs	—	—	12	12	—	—	240	240
Gain on disposal of assets	—	—	(8)	(8)	—	—	(265)	(265)
Total costs and expenses	50,238	473,547	178,607	702,392	69,896	440,804	224,175	734,875
Income (loss) before provision for income taxes	137,509	291,416	(177,277)	251,648	129,402	202,915	(222,626)	109,691
Provision for income taxes	—	—	102,170	102,170	—	—	50,234	50,234
Net income	$137,509	$291,416	$(279,447)	$149,478	$129,402	$202,915	$(272,860)	$59,457

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2015 and December 31, 2014
(In thousands, except share data)

	December 31, 2015 (Unaudited)	December 31, 2014 (Audited)
Assets:
Cash and cash equivalents	$290,510	$255,042
Cash in escrow and restricted cash	98,295	68,358
Vacation Interests notes receivable, net of allowance of $165,331 and $130,639, respectively	622,607	498,662
Due from related parties, net	42,435	51,651
Other receivables, net	55,786	59,821
Income tax receivable	147	467
Deferred tax asset	577	423
Prepaid expenses and other assets, net	100,647	86,439
Unsold Vacation Interests, net	358,278	262,172
Property and equipment, net	95,361	70,871
Assets held for sale	1,672	14,452
Goodwill	104,521	30,632
Intangible assets, net	222,190	178,786
Total assets	$1,993,026	$1,577,776

Liabilities and Stockholders' Equity:
Accounts payable	$15,144	$14,084
Due to related parties, net	54,778	34,768
Accrued liabilities	221,662	134,680
Income taxes payable	346	108
Deferred income taxes	92,829	47,250
Deferred revenues	119,720	124,997
Senior Credit Facility, net of unamortized original issue discount of $4,735 and $2,055, respectively	569,931	440,720
Securitization notes and Funding Facilities, net of unamortized original issue discount of $103 and $156, respectively	642,758	509,208
Derivative liabilities	146	—
Notes payable	4,750	4,612
Total liabilities	1,722,064	1,310,427

Stockholders' equity:
Common stock $0.01 par value per share; authorized - 250,000,000 shares, issued - 71,928,002 and 75,732,088 shares, respectively	719	757
Preferred stock $0.01 par value per share; authorized 5,000,000 shares	—	—
Additional paid in capital	381,475	482,732
Accumulated deficit	(31,024)	(180,502)
Accumulated other comprehensive loss	(20,151)	(19,561)
Subtotal	331,019	283,426
Less: Treasury stock at cost; 2,222,383 and 642,900 shares, respectively	(60,057)	(16,077)
Total stockholders' equity	270,962	267,349
Total liabilities and stockholders' equity	$1,993,026	$1,577,776

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Quarters and Years ended December 31, 2015 and 2014
(In thousands)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Operating Activities:
Net income	$49,736	$21,874	$149,478	$59,457
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible Vacation Interests sales revenue	24,765	17,079	80,772	57,202
Amortization of capitalized financing costs and original issue discounts	1,772	1,258	6,233	5,337
Amortization of capitalized loan origination costs and net portfolio discount	3,196	2,363	12,713	8,918
Depreciation and amortization	9,394	7,928	34,521	32,529
Stock-based compensation	2,694	4,004	14,948	16,202
Loss on extinguishment of debt	—	—	—	46,807
Impairments and other write-offs	—	187	12	240
Loss (gain) on disposal of assets	49	(336)	(8)	(265)
Deferred income taxes	12,833	(6,037)	45,224	24,424
Loss on foreign currency exchange	554	264	1,210	362
Gain on Vacation Interests notes receivable repurchase	(103)	(102)	(515)	(621)
Unrealized (gain) loss on derivative instrument	(138)	(181)	462	—
Unrealized loss on post-retirement benefit plan	—	43	—	171
Loss on investment in joint venture	122	—	122	—
Changes in operating assets and liabilities excluding acquisitions:
Cash in escrow and restricted cash	(8,379)	1,041	(16,137)	3,256
Vacation Interests notes receivable	(79,233)	(53,703)	(216,954)	(158,842)
Due from related parties, net	(15,317)	(3,081)	18,581	2,580
Other receivables, net	(26,496)	(26,090)	3,726	(5,412)
Prepaid expenses and other assets, net	30,038	24,940	10,044	(16,823)
Unsold Vacation Interests, net	(10,326)	12,942	(59,611)	22,784
Accounts payable	(6,938)	(1,472)	1,374	(288)
Due to related parties, net	(12,407)	(23,036)	23,084	(8,413)
Accrued liabilities	29,160	28,772	70,527	17,628
Income taxes receivable/payable	1,203	(1,538)	558	(1,402)
Deferred revenues	36,208	35,478	(4,470)	15,483
Net cash provided by operating activities	42,387	42,597	175,894	121,314

Investing activities:
Property and equipment capital expenditures	(7,842)	(4,048)	(26,325)	(17,950)
Purchase of intangible assets	—	—	(8,993)	—
Investment in joint venture in Asia	—	—	(1,500)	—
Purchase of assets in connection with Gold Key Companies Acquisition, net of cash acquired of $66, $0, $66 and $0, respectively	(167,434)	—	(167,434)	—
Proceeds from sale of assets	328	586	567	850
Net cash used in investing activities	$(174,948)	$(3,462)	$(203,685)	$(17,100)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued
For the Quarters and Years ended December 31, 2015 and 2014
(Unaudited)
(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Financing activities:
Changes in restricted cash	$(15,641)	$(13,314)	$(13,817)	$9,363
Proceeds from issuance of Senior Credit Facility	147,000	—	147,000	442,775
Proceeds from issuance of securitization notes and Funding Facilities	217,958	260,000	649,159	466,325
Proceeds from issuance of notes payable	—	—	—	1,113
Payments on Senior Credit Facility	—	(1,113)	(18,109)	(2,225)
Payments on senior secured notes, including redemption premium	—	—	—	(404,683)
Payments on securitization notes and Funding Facilities	(176,386)	(202,248)	(515,728)	(348,454)
Payments on notes payable	(2,903)	(2,229)	(13,003)	(30,721)
Payments of debt issuance costs	(6,377)	(4,804)	(11,706)	(15,852)
Excess tax benefits from stock-based compensation	547	—	922	—
Common stock repurchases under the share repurchase program	(81,499)	(16,077)	(163,545)	(16,077)
Proceeds from exercise of stock options	418	1,046	2,939	3,355
Payments for derivative instrument	—	—	(316)	—
Net cash provided by financing activities	83,117	21,261	63,796	104,919

Net (decrease) increase in cash and cash equivalents	(49,444)	60,396	36,005	209,133
Effect of changes in exchange rates on cash and cash equivalents	(172)	(839)	(537)	(1,167)
Cash and cash equivalents, beginning of period	340,126	195,485	255,042	47,076
Cash and cash equivalents, end of period	$290,510	$255,042	$290,510	$255,042

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest paid on corporate indebtedness	$6,719	$6,331	$24,954	$55,208
Cash interest paid on securitization notes and Funding Facilities	$4,804	$4,254	$16,761	$15,068
Cash paid for taxes, net of cash tax refunds	$1,634	$1,082	$2,903	$3,094
Purchase of assets in connection with the Gold Key Acquisition:
Fair value of assets acquired	$111,722	$—	$111,722	$—
Goodwill acquired	73,879	—	73,879	—
Cash paid	(167,500)	—	(167,500)	—
Liabilities assumed	$18,101	$—	$18,101	$—
Insurance premiums financed through issuance of notes payable	$4,649	$4,426	$13,141	$10,599
Unsold Vacation Interests, net reclassified to property and equipment	$—	$(99)	$—	$5,995

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued
For the Quarters and Years ended December 31, 2015 and 2014
(Unaudited)
(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Assets held for sale reclassified to unsold Vacation Interests	$—	$3	$12,488	$—
Unsold Vacation Interests reclassified to assets held for sale	$490	$—	$—	$4,254
Information technology software and support financed through issuance of notes payable	$—	$—	$—	$472